Exhibit 10.8

Execution Version

CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN)

dated as of May 6, 2021

by and among

PARAGON 28, INC.,

and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,

and

MIDCAP FINANCIAL TRUST,

as Agent,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

i

CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN)

This CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of May 6, 2021 by and among PARAGON 28, INC., a Colorado corporation, and each additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively with any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a

Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses and purchases of over-the-counter and other software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business).

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Additional Tranche” means an additional amount of Revolving Loan Commitments equal to $10,000,000.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Credit Agreement” means that certain Credit and Security Agreement (Term Loan) (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the Affiliated Financing Agent, the lenders party thereto and Borrowers pursuant to which such Affiliated Financing Agent and lenders thereunder have extended a term credit facility to Borrowers.

“Affiliated Financing Agent” means the “Agent” under and as defined in the Affiliated Credit Agreement.

“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Credit Agreement.

“Affiliated Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Agent and the Affiliated Financing Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliated Obligations” means all “Obligations”, as such term is defined in the Affiliated Financing Documents.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act and the Laws administered by OFAC.

“Applicable Margin” means three percent (3.00%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding dispositions resulting from any casualty or other damage to, any property or asset) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.

“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is acceptable to Agent and, as applicable, Borrower Representative.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error; provided, however, that if (a) the administrator responsible for determining and publishing such rate per annum, determined by Agent in accordance with its customary procedures, has made a public announcement identifying a date certain on or after which such rate shall no longer be provided or published, as the case may be; or (b) timely, adequate and reasonable means do not exist for ascertaining such rate and the circumstances giving rise to the Agent’s inability to ascertain LIBOR are unlikely to be temporary as determined in Agent’s reasonable discretion, then Agent may, upon prior written notice to Borrower Representative, choose, in consultation with Borrower, a reasonably comparable index or source together with corresponding adjustments to “Applicable Margin” or scale factor, spread adjustment or floor to such index that Agent, in its reasonable discretion, has determined is necessary to preserve the current all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees, but without regard to future fluctuations of such alternative index, it being acknowledged and agreed that neither Agent nor any Lender shall have any liability whatsoever from such future fluctuations) to use as the basis for Base LIBOR Rate.

“Base Rate” means a per annum rate of interest equal to the greater of (a) one percent (1.00%) per annum and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than a Person that is explicitly excluded pursuant to clause (i) of the definition of “Disqualified Person”) that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto and each of their permitted successors.

“Borrower Representative” means Paragon 28, Inc., in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower Unrestricted Cash” means, as of any date of determination, unrestricted cash and Cash Equivalents of the Borrowers that (a) are held in the name of a Borrower in a Deposit Account or Securities Account located in the United States that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent and are otherwise subject to Agent’s first priority perfected security interest; provided, that, the requirement in this clause (a) that such accounts be subject to Deposit Account Control Agreements shall not apply during the timeframe set forth in Schedule 7.4 with respect to obtaining such Deposit Account Control Agreements, (b) are not subject to any Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction as of the applicable date of determination.

“Borrowing Base” means:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) the lesser of (i) thirty-five percent (35%) multiplied by the Orderly Liquidation Value of the Eligible Inventory, or (ii) thirty-five percent (35%) multiplied by the value of the Eligible Inventory, valued at the lower of first-in-first-out cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; plus

(c) the lesser of (i) thirty-five percent (35%) multiplied by the Orderly Liquidation Value of the Eligible Equipment, or (ii) thirty-five percent (35%) of the Net Book Value of Eligible Equipment; minus

(d) without duplication, the amount of any Reserves and/or other adjustments provided for in this Agreement;

provided, that the Borrowing Base shall automatically be adjusted down, if necessary, such that the aggregate availability from the sum of (i) Eligible Inventory and (ii) Eligible Equipment shall never exceed an amount equal to the lesser of (x) $11,000,000 and (y) fifty-five percent (55%) of the total Borrowing Base.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent in accordance with this Agreement. The establishment or increase of any Reserve will be limited to the exercise by the Agent of its Permitted Discretion, upon at least two (2) Business Days’ prior written notice to the Borrower Representative (which notice will include a reasonably detailed description of the Reserve being established); provided, that, (a) no such notice shall be required if an Event of Default has occurred and is continuing, and (b) upon such notice, the Borrowers will not be permitted to borrow so as to exceed the Borrowing Base after giving effect to such new or modified Reserves. During such two (2) Business Day period, Agent will, if requested, discuss any such new or modified Reserve with the Borrower Representative, and the Borrower Representative may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Agent.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York, New York are authorized by Law to close and, in the case of a Business Day which relates to a determination of the LIBOR Rate, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136) signed into law on March 27, 2020 (together with all applicable interim and final rules and regulations, as amended from time to time).

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means an event or series of events by which: (a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), other than the Permitted Holders, directly or indirectly, of forty percent (40%) or more of the combined voting power of all voting stock of Paragon 28, Inc. on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), and (ii) the Permitted Holders shall own, directly or indirectly, less Equity Interests of Paragon 28, Inc. entitled to vote in the election of the board of directors of Paragon 28, Inc. than such “person” or “group”; (b) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries (except as otherwise permitted by this Agreement), or (c) the occurrence of a “Change of Control”, “Fundamental Change”, “Change in Control”, “Deemed Liquidation Event” or terms of similar import under any document or instrument governing or relating to Debt of or Equity Interests of such Person, as such documents may be amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Borrower and the other Credit Parties and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” has the meaning provided in the Compliance Certificate.

“Consolidated Net Revenue” means, for any applicable Defined Period, the consolidated revenue of Borrowers and their Consolidated Subsidiaries for such Defined Period, as determined in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Paragon 28, Inc. (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a Product without its physical removal to some other location.

“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Account(s) does not, at any time, exceed $1,000,000 in the aggregate.

“Credit Exposure” means, at any time, any portion of the Revolving Loan Commitment, any Loan or any other Obligations are outstanding (other than inchoate indemnification obligations for which no claim has yet been made).

“Credit Party” means each Borrower and each Guarantor and “Credit Parties” means all such Persons, collectively; provided, however, that in no event shall a Restricted Foreign Subsidiary be a “Credit Party” for purposes of this Agreement or the other Financing Documents.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts entered into in connection with an Acquisition or any other material commercial or licensing transaction (provided that the amount of such indebtedness shall be deemed to be the amount that is required as of such date to be reflected as a liability on the balance sheet of such Person in accordance with GAAP), (i) all Debt of others Guaranteed by such Person, and (j) off balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions in effect from time to time.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Financing Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Financing Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Financing Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower Representative in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower Representative or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or similar Debtor

Relief Laws of the United States, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Defined Period” means for any given calendar month or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar month or if such date of determination is not the last day of a calendar month, the twelve (12) month period immediately preceding any such date of determination.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, Affiliated Financing Agent (as applicable), any Borrower and each financial institution in which such Borrower maintains a Deposit Account (which is not an Excluded Account), which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Dilution” means, as of any date of determination, a percentage, based upon the experience during any prior period selected from time to time by Agent in its sole discretion, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each incremental whole percentage point by which Dilution is in excess of five (5%) percent.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Paragon 28, Inc. that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Paragon 28, Inc. that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests.

“Disqualified Person” means any Person (i) designated by the Borrower Representative, by written notice delivered to Agent on or prior to the Closing Date, as a (x) disqualified institution or (y) Competitor or (ii) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clauses (i)(x) or (i)(y) above; provided, however, (x) Disqualified Person shall include any Person that is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Persons, that is delivered by the Borrower to Agent after the Closing Date and (y) in no event will a Bona Fide Lending Affiliate be a Disqualified Person unless it is explicitly identified under clause (i) above. Such supplement shall become effective upon delivery to Agent, and shall not apply retroactively to disqualify and assignment pursuant to Section 11.12 that was effective prior to the effective date of such supplement.

“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower (other than (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness (other than conversion to Equity Interests other than Disqualified Equity Interests) held by an Affiliate of a Borrower (other than any Credit Party) unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures (and based on audits conducted from time to time by Agent in accordance with the terms of this Agreement) and notified to Borrower Representative in the same manner as required with respect to Reserves. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s Permitted Discretion and notified to Borrower Representative in the same manner as required with respect to Reserves. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred and twenty (120) days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien (other than Permitted Liens), or Agent does not have a first priority, perfected Lien on such Account;

(g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j) without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;

(k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);

(l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect (with respect to covenants) or is incorrect in any material respect (with respect to representations and warranties);

(m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n) the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless otherwise agreed to in writing by Agent or the applicable Borrower assigns its right to payment of such Account to Agent pursuant to the federal Assignment of Claims Act (to the extent applicable) and has otherwise complied with applicable statutes or ordinances necessary for Agent or Lenders to enforce their rights and collect amounts due in respect of such Account;

(o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p) the Account Debtor has its principal place of business or executive office outside the United States or Canada;

(q) the Account is payable in a currency other than United States Dollars;

(r) the Account Debtor is an individual;

(s) except to the extent that Account Debtors are already paying into the Lockbox Account, the Borrower owning such Account has not delivered notices directing the Account Debtors to make payment to the applicable Lockbox Account;

(t) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(u) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Liens); or

(v) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement or other information supplied by Borrower to Agent relating to the Borrowing Base or the Collateral included therein and notified to Borrower Representative in the same manner as required with respect to Reserves.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) consented to by Agent and Borrower Representative, which Borrower Representative’s consent shall not be unreasonably withheld, delayed or conditioned; provided, that (x) no consent of Borrower Representative shall be required after the occurrence and during the continuance of an Event of Default and (y) the consent of Borrower Representative shall be deemed to have been given unless an objection is delivered to the Agent within five (5) Business Days after notice of a proposed assignment is delivered to Borrower Representative. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing pursuant to Section 10.1(a)(i), 10.1(e) or 10.1(f), “Eligible Assignee” shall not include any (A) Disqualified Person without the written consent of the Borrower Representative or (B) any Credit Party or any of a Credit Party’s Subsidiaries, and (ii) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.

“Eligible Equipment” means, subject to the criteria below, all Equipment that is: (a) owned by a Borrower free and clear of all Liens other than Permitted Liens (except for Permitted Liens permitted pursuant to clause (i) of the definition thereof), (b) subject to a first priority, perfected Lien of Agent, (c) in good operating condition (ordinary wear and tear excepted), and (d) not obsolete or surplus Equipment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date (including on the basis of any appraisal conducted after the Closing Date), to adjust any of the applicable criteria or to establish new criteria with respect to Eligible Equipment in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) except for Permitted Liens;

(b) such Inventory is placed on consignment or is in transit;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent or the Affiliated Financing Agent and except for Permitted Liens;

(d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality;

(e) such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(f) such Inventory is not subject to a first priority Lien in favor of Agent;

(g) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(h) such Inventory is not covered by casualty insurance acceptable to Agent in its Permitted Discretion (it being agreed by Agent that casualty insurance complying with the requirements of Section 4.4 shall be deemed acceptable to Agent);

(i) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;

(j) such Inventory is located (i) outside of the continental United States or (ii) on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $1,000,000;

(k) such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, consignee, bailee or mortgagee letter or other collateral access agreement, in each case, in form and substance reasonably acceptable to Agent, unless Agent has established a Landlord Reserve with respect to such location;

(l) such Inventory consists of (A) discontinued items, (B) slow-moving items held in inventory, or (C) used items held for resale;

(m) such Inventory does not consist of finished goods;

(n) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(o) such Inventory has an expiration date within the next six (6) months;

(p) such Inventory consists of products for which Borrowers have a greater than three (3) month supply on hand;

(q) such Inventory is held for rental or lease by or on behalf of Borrowers;

(r) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; provided, that, such Inventory shall not be ineligible pursuant to this clause (r) if Agent has received a licensor consent in form and substance satisfactory to Agent in its Permitted Discretion; or

(s) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement or other information supplied by Borrower to Agent relating to the Borrowing Base or the Collateral included therein and notified to Borrower Representative in the same manner as required with respect to Reserves.

Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent in accordance with Section 4.14(d) and that the Orderly Liquidation Value of Inventory shall be subject to adjustment by Agent in its Permitted Discretion pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts in which there is not maintained at any point in time funds on deposit greater than $500,000 in the aggregate for all such accounts, (d) segregated Deposit Accounts or Securities Accounts constituting Credit Card Cash Collateral Accounts or L/C Cash Collateral Accounts, and (e) Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clause (q) of the definition Permitted Liens; provided that the accounts described in clauses (a) through (e) above shall be used solely for the purposes described in such clauses.

“Excluded Perfection Assets” means, collectively:

(a) any fee-owned real property (other than Material Real Property), and any leasehold interests in real property;

(b) motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC);

(c) Commercial Tort Claims where the amount of damages claimed by the applicable Credit Party is less than $1,000,000 in the aggregate for all such Commercial Tort Claims;

(d) Letter–of-Credit-Rights with a value of less than $250,000 individually or $1,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(e) Electronic Chattel Paper or Tangible Chattel Paper, in each case, with a value of less than $250,000 individually or $1,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(f) promissory note, any other Instrument or Document with a value of less than $250,000 individually or $1,000,000 in the aggregate (other than to the extent that can be perfected by the filing of a UCC financing statement); and

(g) in each case to the extent owned by a Credit Party organized under the laws of the United States (or any state thereof or in Washington, D.C.), (i) Intellectual Property registered in a jurisdiction outside of the United States to the extent the granting or perfection of a security interest in such foreign registered Intellectual Property would require action outside of the United States, and (ii) other immaterial tangible property held outside of the United States with an aggregate fair market value less than $2,000,000 in the aggregate with respect to all such property to the extent the granting or perfection of a security interest in such foreign immaterial tangible property would require action outside of the United States.

“Excluded Property” means, collectively:

(a) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, (y) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement or (z) the violation of any applicable Law;

(b) any governmental licenses or state or local franchises, charters and authorizations, to the extent that Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law;

(c) any asset which is subject to a purchase money Lien or Capital Lease permitted hereunder to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or Capital Lease;

(d) more than 65% of the voting capital stock of any Restricted Foreign Subsidiary;

(e) any “intent-to-use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051 Section 1(c) or Section 1(d), respectively or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office; and

(f) any Excluded Account;

provided that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all products and proceeds (and rights to the proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such proceeds would independently constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of the Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under Section 11.17(c) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Agent’s, such Lender’s or such recipient’s failure to comply with Section 2.8(c); and (d) any withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement, treaty or convention between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction implementing such sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” means (a) the letter agreement of even date herewith between Agent and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement and (b) each other letter agreement between Agent and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement, to the extent explicitly identified as a Fee Letter in connection with this Agreement.

“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, the Affiliated Intercreditor Agreement, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, at any time of determination, any Person that has executed or delivered any Guarantee of any portion of the Obligations; provided, however, that in no event shall a Restricted Foreign Subsidiary be a “Guarantor” for purposes of this Agreement or the other Financing Documents.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise by FDA, and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, rights of use of any name, domain names, or any other similar rights, to the extent permitted by applicable Law, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, (b) to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Joinder Requirements” has the meaning set forth in Section 4.11(c).

“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Contingent Obligations and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such L/C Cash Collateral Accounts does not, at any time, exceed $2,500,000 in the aggregate.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or Equipment located and as to which a landlord access agreement, warehouseman, bailee, consignee or mortgagee letter or other collateral access agreement, in each case, in form and substance reasonably satisfactory to Agent has not been received by Agent, a reserve, as determined by Agent in an amount equal to the greater of (a) the number of months’ rent or similar payment for which the landlord, warehouseman, consignee, bailee or mortgagee will have, under applicable Law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease or other applicable agreement relative to such location, or (b) 3 months’ rent under the lease or similar payment under such other applicable agreement, in each case, relating to such location.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) one percent (1.00%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means a segregated account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid; provided that no account or accounts shall be deemed to be Lockbox Accounts until the Credit Parties have complied with their obligation in paragraph 1 of Schedule 7.4.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Credit Parties (taken as a whole), (b) the rights and remedies of Agent or Lenders under the Financing Documents (taken as a whole) or the ability of the Agent or Lenders to enforce the Obligations or realize upon the Collateral, or the ability of the Credit Parties (taken as a whole) to perform their obligations under the Financing Documents (taken as a whole) to which they are a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted to Agent or the Lenders in any Financing Document, except solely as a result of any action or inaction of Agent or any Lender (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), or (e) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) in-bound license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof (other than over-the-counter software, software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business), in each case, that are material to the financial condition, business or operations of the Credit Parties and their Subsidiaries (taken as a whole) as determined by Agent in its reasonable discretion.

“Material Real Property” means any real property located in the United States that is owned in fee by any Credit Party with a fair market value (as reasonably determined by Agent) in excess of $5,000,000 individually or in the aggregate together with all other real property that is owned by the Credit Parties.

“Maturity Date” means May 1, 2026.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

“Minimum Balance” means, at any time, an amount that equals the product of: (a) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (b) the Minimum Balance Percentage for such month.

“Minimum Balance Fee” means a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).

“Minimum Balance Percentage” means twenty percent (20.0%).

“Minimum Net Product Sales Threshold” means, for each Defined Period, the minimum amount set forth on Schedule 6.1 for such Defined Period.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Book Value of Eligible Equipment” means, at any time, the then-current book value of all Eligible Equipment (giving effect to any adjustments to such book value on or prior to the date of measurement thereof) less all accumulated depreciation and amortization of such Equipment through the date of measurement, all as determined in accordance with GAAP.

“Net Product Sales” means, for any period, (a) the consolidated gross revenue of Borrowers and their Consolidated Subsidiaries generated solely through the commercial sale of Products (not including any Products that Borrowers or their Subsidiaries acquire by way of an Acquisition following the Closing Date) by Borrowers or their Consolidated Subsidiaries during such period, less (b)(i) trade, quantity and cash discounts allowed by Borrowers or their Consolidated Subsidiaries with respect to such Products, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price of such Products, (iii) product returns and allowances with respect to such Products, (iv) allowances for shipping or other distribution expenses with respect to such Products, (iv) set-offs and counterclaims with respect to such Products, and (v) any other similar and customary deductions used by Borrower or their Consolidated Subsidiaries with respect to such Products in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP (as applicable).

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its Permitted Discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of such Credit Party’s or Subsidiary’s business and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Paragon Ireland” means Paragon 28 Medical Devices Trading Limited.

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, or medical device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of Borrowers or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Acquisition” means any Acquisition by a Borrower, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)

the Borrower Representative shall have delivered to Agent at least ten (10) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available, other than in the case of Acquisitions for cash consideration not in excess of $5,000,000 in the aggregate, a due diligence package (including, to the extent available, a quality of earnings report); and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and, to the extent required to be completed prior to the closing of such Acquisition under the related acquisition agreement and reasonably requested by Agent, all material regulatory and third party approvals and copies of any environmental assessments, if applicable, in each case, under this clause (iii), to the extent not prohibited to be shared or delivered pursuant to the terms thereof (it being understood and agreed that no such prohibition shall be created in order to avoid disclosure to Agent and Borrower shall use commercially reasonable efforts to ensure that such documents and other materials can be disclosed to Agent);

(b)

the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required the terms of this Agreement, including, without limitation, by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien in all entities and assets acquired in connection with the Acquisition to the extent required by this Agreement;

(c)	at the time of such Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(d)	the Acquisition would not result in a Change in Control and each Borrower remains a surviving legal entity after such Acquisition;

(e)

with respect to any Acquisition involving an in-license to a Credit Party (or any entity that is required to become a Credit Party following such Acquisition), all such in-licenses or agreements related thereto shall constitute “Collateral” (other than in the case of Excluded Property; provided that the aggregate amount of cash consideration paid in connection with such Acquisitions involving any such in-license constituting Excluded Property shall not exceed $5,000,000, in the aggregate, during the term of this Agreement);

(f)	all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;

(g)

the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Credit Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;

(h)

if required, such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(i)	no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;

(j)

Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Credit Parties are in compliance with the financial covenants set forth in Article 6 hereof;

(k)

other than in the case of Acquisitions for cash consideration not in excess of $10,000,000 in the aggregate with respect to all such Acquisitions, unless Agent shall otherwise consent in writing (in its sole discretion), (x) if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, and (y) if the Acquisition is an asset purchase, not less than 90% of the fair market value of all of the assets so acquired shall be located within (or in the case of Registered Intellectual Property, registered in) the United States;

(l)

the consideration payable by the Credit Parties and their Subsidiaries in connection with such Acquisition shall consist solely of (x) noncash Equity Interests (other than Disqualified Equity Interest) in Paragon 28, Inc. and/or (y) cash and Cash Equivalents; and

(m)

Agent has received, prior to the consummation of such Acquisition, updated financial projections, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated.

Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Equipment or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a)	dispositions of Inventory to third parties in the Ordinary Course of Business and not pursuant to any bulk sales unless such bulk sales are undertaken in the Ordinary Course of Business;

(b)

dispositions of furniture, fixtures and Equipment (other than Eligible Equipment) in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is obsolete, unmerchantable, or otherwise unsalable or no longer used or useful in the business of such Credit Party and its Subsidiaries;

(c)

expiration, forfeiture, invalidation, cancellation, abandonment or lapse of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(d)	the granting of Permitted Licenses and the use of cash and Cash Equivalents to make Permitted Investments;

(e)

(i) Asset Dispositions by any Credit Party to any other Credit Party, (ii) Asset Dispositions by any non-Credit Party Subsidiary to a Borrower or another Credit Party, (iii) Asset Dispositions from any non-Credit Party Subsidiary to any other non-Credit Party Subsidiary and (iv) Asset Dispositions comprised of Inventory transfers made from Paragon 28, Inc. to Paragon Ireland at the point of sale by Paragon Ireland to a third party end-user, in each case, to the extent made in the Ordinary Course of Business;

(f)

sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts (other than Eligible Accounts included in the Borrowing Base) in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement;

(g)	to the extent constituting an Asset Disposition, the granting of Permitted Liens;

(h)

dispositions consisting of the use or payment of cash or Cash Equivalents in the Ordinary Course of Business and in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;

(i)	the granting of leases, licenses, subleases or sublicenses of real property (as lessor or licensor) in the Ordinary Course of Business;

(j)	dispositions approved by Agent (in its sole and absolute discretion) in writing; and

(k)

dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property or other general intangibles) so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the Borrowers in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) the aggregate amount of such Asset Dispositions in any twelve (12) month period does not exceed $2,000,000, and (iv) no Event of Default has occurred and is continuing or would result from the making of such disposition.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means:

(a)	Contingent Obligations arising in respect of the Debt under the Financing Documents or the Affiliated Financing Documents;

(b)	Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)

Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 on the Closing Date (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms);

(d)

Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding;

(e)	Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f)

Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6, or in connection with any other commercial agreement entered into by a Borrower or a Subsidiary thereof in the Ordinary Course of Business;

(g)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary thereof in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h)

Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations does not at any time exceed $2,500,000 outstanding;

(i)	Contingent Obligations that constitute Permitted Investments or Permitted Debt;

(j)

Contingent Obligations to financial institutions, in each case to the extent in the Ordinary Course of Business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes; and

(k)	other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Debt” means:

(a)	Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b)	Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)

purchase money Debt and Capital Leases not to exceed $2,500,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire Equipment and secured only by such Equipment and any Permitted Refinancing thereof;

(d)

Debt existing on the Closing Date and described on Schedule 5.1 on the Closing Date (but not including any refinancings, extensions, increases or amendments to such Debt other than any Permitted Refinancing thereof);

(e)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(f)

Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g)

Debt consisting of unsecured intercompany loans and advances incurred by (1) any Borrower owing to any other Borrower, (2) any Credit Party owing to any other Credit Party, (3) any Subsidiary that is not a Credit Party owing to any other Subsidiary that is not a Credit Party, (4) any Borrower or Guarantor owing to any Restricted Foreign Subsidiary in an aggregate amount not to exceed $2,500,000 at any time outstanding or (5) any Restricted Foreign Subsidiary owing to any Borrower or any Guarantor so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (i) of the definition of Permitted Investments and, in each case; provided that any such Debt owed by a Credit Party shall, at the request of Agent, be subordinated to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent;

(h)

Debt (x) secured solely by cash collateral held in a Credit Card Cash Collateral Account, in an aggregate amount not to exceed $1,000,000 at any time outstanding, or (y) that is unsecured, in each case, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business;

(i)	Debt of the Credit Parties incurred under the Affiliated Financing Documents;

(j)	to the extent also constituting Debt (without duplication), Permitted Contingent Obligations;

(k)

unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition (and not including any seller notes or other non-contingent Debt unless otherwise constituting Permitted Debt);

(l)	Subordinated Debt;

(m)	Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;

(n)	Debt consisting of deferred compensation to employees of a Borrower and its Subsidiaries incurred in the Ordinary Course of Business;

(o)

unsecured Debt assumed in connection with a Permitted Acquisition after the Closing Date in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; provided that such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(p)	trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business;

(q)

Debt in respect of workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party in the Ordinary Course of Business (in each case other than for an obligation for money borrowed);

(r)

Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business;

(s)

Debt arising out of judgments, attachments or awards (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) in an amount not to exceed $5,000,000, in the aggregate at any time outstanding, and not otherwise resulting in an Event of Default;

(t)	other unsecured Debt not to exceed $2,500,000 in the aggregate at any time at any time outstanding; and

(u)	all reasonable and customary premiums (if any), interest, fees, expenses, charges on the obligations described in paragraphs (a) through (t) above.

“Permitted Discretion” mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of reasonable business judgment.

“Permitted Distributions” means the following Distributions: (a) Distributions by any Subsidiary of a Credit Party to its direct parent; (b) dividends payable solely in Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control; (c) repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed Five

Hundred Thousand Dollars ($500,000) in the aggregate per fiscal year; (d) distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt (and payments in respect of fractional shares); (e) payments in lieu of fractional shares of equity securities arising out of stock dividends, splits, combinations or conversions; (f) the issuance of its Equity Interests (other than Disqualified Equity Interest) upon the exercise of warrants or options to purchase Equity Interests of Paragon 28, Inc.; provided that no cash payments are made in connection therewith except for de minimis cash payable in lieu of fractional shares; and (h) Distributions in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans in an aggregate amount not to exceed $250,000 in any fiscal year.

“Permitted Holder” means each of the equity holders of Paragon 28, Inc. on the Closing Date and the Affiliates thereof.

“Permitted Investments” means:

(a)	Investments existing on the Closing Date and set forth on Schedule 5.7 on the Closing Date;

(b)	to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans and advances outstanding pursuant to this clause (d) may not exceed $500,000 at any time;

(e)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (f) shall not apply to Investments of any Credit Party in any Subsidiary;

(g)	Investments consisting of Deposit Accounts or Securities Accounts;

(h)

Investments by any Borrower in (1) any other Borrower, or (2) any other Credit Party organized under the laws of the United States or any State thereof that has provided a Guarantee of the Obligations of the Borrowers which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto and otherwise made in compliance with Section 4.11(c);

(i)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents in a Restricted Foreign Subsidiary but solely to the extent that (x) the aggregate amount of such Investments made with respect to all Restricted Foreign Subsidiaries does not, at any time, exceed $2,500,000 in any twelve (12) month period and (y) with respect to any individual Restricted Foreign Subsidiary, the amount of such Investments in such Restricted Foreign Subsidiary at any time outstanding does not exceed the amount necessary to fund the current operating expenses of such Restricted Foreign Subsidiary for the succeeding twelve (12) month period (taking into account their revenue from other sources);

(j)

to the extent constituting Investments, intercompany receivables that arise solely from customary transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) and associated “true-up” payments among the Credit Parties and their respective Subsidiaries that are in the Ordinary Course of Business and only to the extent such arrangements are entered into in order to accurately reflect the costs of operating the business of the Credit Parties and/or to maintain compliance with all applicable jurisdictional Tax requirements;

(k)	so long as no Event of Default exists or results therefrom, the granting of Permitted Licenses;

(l)	Investments constituting Permitted Acquisitions;

(m)	Investments constituting Permitted Debt or Permitted Contingent Obligations;

(n)	Investments consisting of securities or instruments received pursuant to a disposition of assets not prohibited by this Agreement; and

(o)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments in an amount not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate at any time outstanding; provided that nothing in this clause (o) shall be deemed to permit any Asset Dispositions other than Permitted Asset Dispositions.

“Permitted License” means any non-exclusive license or sublicense of rights to discrete Intellectual Property of Borrower or its Subsidiaries so long as all such licenses or sublicenses (i) are granted in the Ordinary Course of Business, (ii) do not result in a legal transfer of title to the licensed property, and (iii) have been granted in exchange for fair consideration; provided that no such licenses may be granted if an Event of Default has occurred and is continuing or would result from the granting thereof.

“Permitted Liens” means:

(a)

deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any;

(b)

deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)

carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(d)	Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)

attachments, appeal bonds, judgments and other similar Liens for sums not exceeding $5,000,000 in the aggregate arising in connection with court proceedings; provided that (i) the execution or other enforcement of such Liens is effectively stayed and (ii) the claims secured thereby are the subject of a Permitted Contest or, in the case, of any judgment claims, do not constitute an Event of Default pursuant to Section 10.1(h);

(f)

Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;

(g)	Liens and encumbrances in favor of Agent under the Financing Documents and Liens and encumbrances in favor of the Affiliated Financing Agent under the Affiliate Financing Documents;

(h)

Liens, other than on Collateral that is part of the Borrowing Base, existing on the Closing Date and set forth on Schedule 5.2 on the Closing Date and Liens granted in a Permitted Refinancing of the obligations or liabilities secured by such Liens;

(i)

any Lien on any Equipment securing Debt permitted under clause (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof and Liens incurred in a Permitted Refinancing of such Debt secured by such Liens;

(j)

Liens (x) that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to Deposit Accounts or Securities Accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business or (y) of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(k)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;

(l)

Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted pursuant to clause (f) of the definition of Permitted Debt;

(m)	Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n)	Leases or subleases of real property granted in the Ordinary Course of Business;

(o)

Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Debt;

(p)

Liens solely in respect of the L/C Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;

(q)

Liens, deposits and pledges encumbering cash, Cash Equivalents with a value not to exceed One Million Dollars ($1,000,000) in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;

(r)	to the extent constituting a Lien, the granting of a Permitted License;

(s)

Liens of sellers of goods to any Credit Party or any Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction in the Ordinary Course of Business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses; and

(t)

Liens (other than Liens arising under ERISA or Liens to secure obligations in respect of Debt for borrowed money) not otherwise permitted pursuant to clauses (a)-(s), which secure obligations permitted under this Agreement not exceeding $1,000,000 in the aggregate at any one time outstanding.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders in any material respect.

“Permitted Refinancing” means Debt constituting a refinancing, extension or renewal of Debt; provided that the refinanced, extended, or renewed Debt (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended (plus any reasonable and customary interest, fees, premiums and costs and expenses) (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, (e) the obligors of which are the same as the obligors of the Debt being refinanced or extended, (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended, and (g) no Event of Default has occurred and is continuing at the time such refinancing, extension or renewal occurs or would result therefrom.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested, marketed or acquired by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 4.17; provided, that, for the avoidance of doubt, any new Product not disclosed on Schedule 4.17 shall still constitute a “Product” as herein defined.

“Recall” means a Person’s Removal or Correction of a marketed Product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Regulatory Reporting Event” has the meaning set forth in Section 4.1.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) and its Subsidiaries as such activities are being conducted by such Borrower and its Subsidiaries with respect to such Product at such time for the conduct of Borrower’s or any Subsidiary’s business.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment (taken as a whole), or (b) if the Revolving Loan Commitments have been terminated or expired, fifty-one percent (51%) or more of the then aggregate outstanding principal balance of the Loans.

“Reserves” means, Landlord Reserves, Dilution Reserves, and such other reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral included in the Borrowing Base, (b) to reflect claims and liabilities that will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect (i) any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Financing Documents or any material remedies of the Agent or Lenders hereunder or thereunder, (ii) the assets, business or financial condition of any Credit Party, or (iii) any Credit Party’s ability to perform hereunder or under the Financing Documents, (d) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any of the Credit Parties to Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (e) to ensure the payment of accrued interest expenses or Debt, including without limitation, (I) reserves for accrued and unpaid interest on the Obligations, (II) reserves for consignee’s, warehousemen’s and bailee’s charges, (III) reserves in respect of self-insured worker’s compensation, general liability, health and dental care insurance, disability insurance and other self-funded insurances, (IV) sales tax, and (V) reserves for taxes, fees, assessments, and other governmental charges which have, or with the passage of time or the taking of any action would have, priority over the Liens of the Agent in the Collateral. Notwithstanding anything to the contrary herein, (x) the amount of any such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve, (y) no Reserves will be duplicative of other reserves or items that are otherwise excluded or already accounted for through eligibility criteria or “liquidity factors”, and (z) no Reserves may be taken after the Closing Date to the extent such Reserves are based solely on circumstances, conditions, events or contingencies relating to the Collateral included in the Borrowing Base that were expressly disclosed to Agent in the collateral audit conducted by Agent prior to the Closing Date, and for which no reserve was imposed on the Closing Date, unless such circumstances, conditions, events or contingencies have changed in any material adverse respect since the Closing Date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Controller, or any other officer of the applicable Borrower requested by the Borrower and acceptable to Agent.

“Restricted Foreign Subsidiary” means (a) Paragon Ireland, and (b) each other each direct and indirect Subsidiary of a Borrower not organized under the laws of United States or any state thereof to the extent that such Subsidiary is established primarily to create a sales office or technical support office its jurisdiction of incorporation (or region) and Agent expressly agrees, in writing, that such Subsidiary constitutes a Restricted Foreign Subsidiary and (c) any direct or indirect Subsidiary of a Borrower organized under the laws of United States or any state thereof that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of Subsidiaries described in clause (a) or (b) of this definition; provided that, notwithstanding the foregoing, in no event shall any Subsidiary that becomes a Credit Party in accordance with the provisions of Section 4.11 of this Agreement be deemed to be a Restricted Foreign Subsidiary.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be Zero Dollars ($0)), as such amount may be adjusted from time to time by (a) any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by Borrowers. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $20,000,000 and if the Additional Tranche is fully activated by Borrowers pursuant to the terms of the Agreement such amount shall increase to $30,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, without duplication, (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower or any other Credit Party.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower or other Credit Party and each securities intermediary in which such Borrower or other Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordination Agreement” means each agreement between Agent and another creditor of the Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in the Affiliated Credit Agreement.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“Withholding Agent” means any Borrower or Agent.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date, except with respect to unaudited financial statements (i) for non-compliance with FAS 123R, and (ii) for the absence of footnotes and subject to year-end audit adjustments; provided that (x) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date), notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC and if defined in more than one article of the UCC, shall have the meanings given the in Article 9 thereof. All references herein to times of day shall be references to daylight or standard time, as applicable. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person. Any provision of this Agreement permitting Borrowers to update schedules from time to time shall mean that the Borrower Representative may deliver any such updated schedule to the Agent at any time and, upon approval by Agent (in its Permitted Discretion) (which approval of Agent shall be deemed to have been given unless an objection is delivered to the Borrower Representative within five (5) Business Days after delivery of such updated schedules to Agent), such updated schedule shall automatically replace the then-existing schedule without any further action or consent by any Person.

Section 1.4 Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

ARTICLE 2 - LOANS

Section 2.1 Loans.

(a) [Reserved].

(b) Revolving Loans.

(i) Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing (provided that the Notice of Borrowing for a borrowing on the Closing Date may be delivered on the Closing Date). Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold Reserves from the Borrowing Base, and to increase and decrease such Reserves from time to time, if and to the extent that in Agent’s Permitted Discretion, such Reserves are necessary.

(ii) Mandatory Revolving Loan Repayments and Prepayments.

(A) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B) (B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit (any such event, an “Overadvance”), then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess; provided, that, if such Overadvance is the sole and direct result of the establishment of a new Reserve, then such Overadvance shall instead be payable by Borrowers within two (2) Business Days from the date on which such Overadvance first arises.

(C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(iii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 (or, if less, the principal amount of Revolving Loans outstanding). For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrower other than in accordance with Section 2.12(b).

(iv) LIBOR Rate.

(A) Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(v) Restriction on Termination. Notwithstanding any prepayment of the Revolving Loan Outstandings or any other termination of Lenders’ Revolving Loan Exposure under this Agreement, Agent and Lenders shall have no obligation to release any of the Collateral securing the Obligations under this Agreement while any portion of the Affiliated Obligations shall remain outstanding.

(c) Additional Tranche. After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least thirty (30) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Lenders shall have no obligation whatsoever to consent to any requested activation of an Additional Tranche and the written consent of Agent and all Lenders shall be required in order to activate an Additional Tranche. Upon activating an Additional Tranche, each Lender’s Revolving Loan Commitment Amount shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment as such Lender held immediately prior to such activation. In the event Agent and all Lenders do not consent to the activation of a requested Additional Tranche within thirty (30) days after receiving a written request from Borrower Representative, then the Revolving Loan Commitment shall not be increased and, within the next thirty (30) days, Borrowers may terminate this Agreement upon written notice to Agent and, if the Borrowing Base on the date of such request would have supported such increased Revolving Loan Commitment, upon repayment in full of all Obligations, no fee shall be due pursuant to Section 2.2(g) in connection with such termination.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a five (5) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month is greater than or equal to the Minimum Balance: (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) one half of one percent (0.50%) per annum or (2) if the Minimum Balance is greater than the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month: (i) (A) the Revolving Loan Commitment minus (B) the Minimum Balance, multiplied by (ii) one half of one percent (0.50%) per annum. The unused line fee shall be paid monthly in arrears on the first day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(c) Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in each Fee Letter.

(d) Minimum Balance Fee. On the first day of each month, commencing on June 1, 2021, the Borrowers shall pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due for the prior month. The Minimum Balance Fees shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(e) Collateral Management Fee. From and following the Closing Date, Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to the product obtained by multiplying (i) the greater of (A) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month and (B) the Minimum Balance, by (ii) one half of one percent (0.50%) per annum.    For purposes of calculating the average end-of-day principal balance of Revolving Loans, all funds paid into the Payment Account (or which were required to be paid into the Payment Account hereunder) or otherwise received by Agent for the account of Borrowers shall be subject to a five (5) Business Day clearance period. The collateral management fee shall be payable monthly in arrears on the first day of each calendar month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(f) Origination Fee. On the Closing Date, Borrowers shall pay Agent, for the pro rata benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one half of one percent (0.50%). All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable as of the Closing Date.

(g) Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason ((whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or the automatic termination of the Revolving Loan Commitments (including any automatic termination due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise)) prior to the Maturity Date, Borrowers shall pay to Agent on the date of such reduction, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee (the “Deferred

Revolving Loan Origination Fee”) as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the amount of the Revolving Loan Commitment so terminated or permanently reduced by the following applicable percentage amount: ((x) three percent (3.0%) for the first year following the Closing Date, (y) two percent (2.0%) for the second year following the Closing Date, and (z) one percent (1.0%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully-earned and non-refundable as of the Closing Date.

(h) [Reserved].

(i) Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(d) (in the case of valuations or appraisals of the Collateral).

(j) Wire Fees.    Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(k) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.0%) of each delinquent payment.

(l) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(m) Automated Clearing House Payments. If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount. Upon activation of the Additional Tranche in accordance with Section 2.1(c) hereof, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of an Indemnified Tax, then the Borrowers shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable recipient will equal the full amount such recipient would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Borrower to a Governmental Authority pursuant to this Section 2.8, such Borrower shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse Agent for the payment of, any Other Taxes.

(b) The Borrowers shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender that is not a U.S. Person and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed copies of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed copies of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed copies of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed copies of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii) Each Lender that is a U.S. Person for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the

Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent. Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(iv) The Agent shall provide the Borrower Representative with executed copies of, if it is a U.S. Person, IRS Form W-9 certifying as to its entitlement to an exemption from U.S. backup withholding, and, if it is not a U.S. Person, to the extent legally entitled to do so, (1) IRS Form W-8BEN-E and (2) IRS Form W-8IMY (together with required accompanying documentation).

(d) If any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

(g) Each party’s obligations under Section 2.8(a) through (f) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

(h) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued; provided; further; that this Section 2.8(h) shall apply only to Taxes that are not (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (c) Connection Income Taxes.

(i) If any Lender requests compensation under either Section 2.1(b)(iv) or Section 2.8(h), or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 12.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.9 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, and Borrowing Base Certificates give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its reasonable discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this

Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise

Section 2.11 Collections and Lockbox Account.

(a) Subject to Section 7.4, Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (provided that Zions Bancorporation, N.A. (including its divisions with trade names that include Amegy Bank, California Bank & Trust, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado and Zions Bank) shall be deemed to be acceptable to Agent) (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require. Subject to Section 7.4, Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors (i) into the Lockbox (from and after the date the Lockbox is established in accordance with this Agreement) for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account (from and after the date the Lockbox Account is established in accordance with this Agreement); provided, however, that unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. Subject to Section 7.4 and the succeeding sentence, all funds deposited into a Lockbox Account shall be transferred into the Payment Account (or, prior to the time of the initial borrowing of the Revolving Loans, such Deposit Account of Borrower, as Agent may direct in its sole discretion) by the close of each Business Day. Without limiting the foregoing, at all times prior to the date on which Borrowers have satisfied all their obligations on Schedule 7.4 with respect to the Lockbox and Lockbox Account, Borrowers shall ensure that, by the close of business on Friday of each calendar week (commencing with the first full calendar week after the Closing Date), all collections received by or on behalf of Borrowers in respect of Eligible Accounts, Eligible Inventory or Eligible Equipment prior to such Friday are transferred into the Payment Account.

(b) [Reserved].

(c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable and documented attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(d) Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(e) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be knowingly commingled with other funds of the Borrowers; provided, that, the foregoing covenant shall not apply until the date on which the Payment Account and related cash management structure has been established within the timeframes set forth in Section 7.4. If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within five (5) Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist; provided, that, the foregoing covenant shall not apply until the date on which the Payment Account and related cash management structure has been established within the timeframes set forth in Section 7.4.

(f) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g) At all times following the establishment of the Lockbox Account in accordance with Section 7.4, Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Upon Agent’s request, Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than fifteen percent (15%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus reasonable and documented expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h) Subject to Section 7.4, if any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.12 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers. Upon at least ten (10) Business Day’ prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c) and the Obligations are paid in full (other than inchoate indemnification obligations for which no claim has yet been made) and the Affiliated Obligations are paid in full and the Affiliated Financing Documents are terminated. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice; provided, however, that any such notice may be revocable if contingent upon the closing of a concurrent financing the purpose of which is to refinance the Revolving Loan Commitment (and such refinancing fails to be consummated or has been delayed). Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of each Fee Letter resulting from such termination (in each case, other than inchoate indemnification obligations for which no claim has yet been made). Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage. Upon the payment in full, in cash in immediately available funds, of all Obligations and the termination of the Revolving Loan Commitments, as Borrower may reasonably request, Agent shall, at Borrower’s sole cost and expense, execute and deliver such documents evidencing the release and termination of the security interest in the Collateral granted under this Agreement and the other Financing Documents pursuant to and in accordance with the terms of any applicable payoff documentation.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. As of the Closing Date, each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits would not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on

Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4 Capitalization. The issued and outstanding equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than (a) those in favor of Agent for the benefit of Agent and Lenders and (b) those in favor of the Affiliated Financing Agent and the lenders under the Affiliated Credit Agreement (subject to the Affiliated Intercreditor Agreement), and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Paragon 28, Inc.) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Paragon 28, Inc.) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other Equity Interests of any Credit Party, other than as described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents in all material respects the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2019, there has been (a) no material adverse change in the business, operations, properties, or financial condition of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or any of their Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Five Million Dollars ($5,000,000). Except as set forth on Schedule 3.6 on the Closing Date, there is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party, (ii) hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, and (iii) all payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

(a) The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

(b) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. All federal, state, and local income and all other material tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all federal, income and other material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14 Compliance with ERISA.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code, (ii) each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each such ERISA Plan which may be relied on currently and (iii) no Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (x) no steps have been taken to terminate any Pension Plan, and (y) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no condition exists or event or transaction has occurred with respect to any Pension Plan which would result in the incurrence by any Credit Party of any material liability, fine or penalty, (ii) no Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan, (iii) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law, (iv) no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, would result in a withdrawal or partial withdrawal from any such plan, and (v) no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers.    Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 [Reserved].

Section 3.17 [Reserved].

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.    Except in each case as set forth on Schedule 3.18 or as would not be reasonably expected to have a Material Adverse Effect:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials in violation of any applicable Law, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements and exclusive out-bound license or sublicense agreements (but in each case excluding in-bound licenses of over-the-counter and other software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.16, is set forth on Schedule 3.19. Except for Permitted Licenses and Permitted Liens, each Credit Party is the sole owner of its material Intellectual Property free and clear of any Liens. Except as could not be reasonably expected to have a Material Adverse Effect, each patent owned by any Credit Party is valid and enforceable in all respects and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Material Intangible Assets violates the rights of any third party.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Borrower under the Financing Documents, each Borrower and each additional Credit Party is Solvent.

Section 3.21 Full Disclosure. None of the written factual information (other than any projections and any general economic or specific industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, when furnished and when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of assumptions believed by such Borrower to be fair and reasonable in light of current business conditions as of the date thereof; provided, however, that such projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be attained and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material.

Section 3.22 Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.23 Regulatory Matters.

(a) All of Borrowers’ and their Subsidiaries’ material Products and material Regulatory Required Permits as of the Closing Date are listed on Schedule 4.17 on the Closing Date. With respect to each Product, (i) the Borrowers and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrower, in each case except where the failure to obtain such Regulatory Required Permits could not reasonably be expected to have a Material Adverse Effect and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, by Borrowers (or to the Borrowers’ knowledge, by any applicable third parties) in compliance with all applicable Laws and Regulatory Required Permits in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrowers or any Subsidiary thereof are in violation of any Healthcare Law, except where any such violation would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, no Borrower or any Subsidiary thereof receives any material payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE.

(d) To the Borrowers’ knowledge (after reasonable inquiry), none of the Borrowers or their Subsidiaries’ officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, each Product (i) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance with all applicable Permits and Laws, and (ii) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

(f) As of the Closing Date, there have been no material Regulatory Reporting Events.

Section 3.24 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.

Section 3.25 Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrower is required to update such certificate.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports and Notices. Each Borrower will deliver to Agent:

(a) as soon as available, but no later than thirty (30) days after the last day of each month (commencing with the first full calendar month occurring after the Closing Date), a company prepared consolidated and consolidating balance sheet, cash flow and income statement (including year-to-date results) covering Borrowers’ and its Consolidated Subsidiaries’ consolidated and consolidating operations during the period, prepared under GAAP in all material respects (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding calendar month of the previous fiscal year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent (provided that the form of the financial statements delivered to Agent prior to the Closing Date shall be deemed reasonably acceptable to Agent);

(b) upon Agent’s reasonable request, together with the financial reporting package described in (a) above, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Borrowers with respect to the payroll period(s) occurring during such month;

(c) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year (except in the case of the fiscal year ending on or about December 31, 2020, which shall be provided no later than the date that is ninety (90) days after the Closing Date)), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on such consolidated financial statements from an independent certified public accounting firm (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated financial covenant non-compliance);

(d) in the event that such Credit Party is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, within ten (10) Business Days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC;

(e) [reserved];

(f) prompt written notice of an event that materially and adversely affects the value of any Material Intangible Assets;

(g) within sixty (60) days after the start of each fiscal year, projections for the forthcoming fiscal year, on a quarterly basis;

(h) promptly (but in any event within ten (10) Business Days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request;

(i) together with each delivery of financial statements pursuant to clause (a) above, deliver to Agent, a duly completed Compliance Certificate signed by a Responsible Officer setting forth the cash and Cash Equivalents of (i) Borrowers, (ii) Borrowers and their Consolidated Subsidiaries, (iii) the Restricted Foreign Subsidiaries, in each case, as of the close of business on the date that is five (5) Business Days prior to date on which such Compliance Certificate is delivered, and demonstrating compliance with the financial covenants set forth in this Agreement;

(j) within twenty (20) days after the last day of each month (or within thirty (30) days after each of April 30, 2021 and May 31, 2021), deliver to Agent a duly completed Borrowing Base Certificate as of such last day of such preceding month signed by a Responsible Officer, including, without limitation, (i) an aged listings of accounts receivable and accounts payable (by invoice date), as of the last day of the month immediately preceding the date on which such Borrowing Base Certificate is required to be delivered, and (ii) a listing of Equipment and Inventory as of the last day of the month immediately preceding the date on which such Borrowing Base Certificate is required to be delivered;

(k) within five (5) Business Days of any reasonable request by Agent, deliver to Agent a schedule of Eligible Accounts denoting the thirty (30) largest Account Debtors during the calendar quarter most recently ended prior thereto;

(l) written notice to Agent promptly, but in any event within ten (10) Business Days of a Responsible Officer of a Borrower receiving written notice or otherwise becoming aware that:

(i) sales of any line of Product that is material to the Borrowers’ business should cease or be required to cease;

(ii) any material Regulatory Required Permit has been revoked or withdrawn;

(iii) any Governmental Authority, including without limitation the FDA, has commenced against a Credit Party or a Subsidiary thereof, any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action;

(iv) receipt by a Borrower or any Subsidiary thereof from the FDA a warning letter, Form FDA-483, “Untitled Letter,” other material correspondence or material notice setting forth alleged violations of laws and regulations enforced by the FDA, or any comparable material correspondence from any state or local authority responsible for regulating medical device products and establishments, or any comparable material correspondence from any foreign counterpart of the FDA, or any comparable material correspondence from any foreign counterpart of any state or local authority with regard to any alleged violations of laws and regulations regarding material Product or the manufacture, processing, packing, or holding thereof;

(v) any Borrower or any Subsidiary thereof engaging in any Recalls (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger Recall of material Products); or

(vi) Borrower or any Subsidiary thereof receives any material payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE (each of the events set forth in clauses (i)-(vi) a “Regulatory Reporting Event”);

(m) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(n) promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Borrower obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of applicable Healthcare Laws) that has resulted or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, or (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), (i) pay all amounts due and owing in respect of all federal Taxes (including without limitation, payroll and withholdings tax liabilities) and (ii) pay all material amounts due and owing in respect of all foreign and state Taxes and other local Taxes (including without limitation, payroll and withholdings tax liabilities), in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, in each case, except for such Taxes that may be the subject of a Permitted Contest or are immaterial in amount, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Subject to Section 5.6, each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, solely in the case of this clause (b), a failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any material part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, then to the extent practical to do so in the good faith business judgment of the Borrowers, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

(b) [Reserved].

(c) Each Borrower will maintain (i) insurance on all real and personal property on a special form a.k.a. “all risks” basis (including the peril of windstorm but excluding the perils of earthquake and flood), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (which period shall be at least 180 days) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document) except as may be agreed to by Agent in its Permitted Discretion.

(d) Subject to the requirements of Section 7.4, on or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance reasonably acceptable to Agent. Borrowers shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any

Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) within five (5) Business Days after insurance renewal (which renewal shall occur prior to expiration of any policy of insurance), Borrowers shall deliver updated certificates of insurance evidencing renewal of such insurance upon the terms and conditions herein required.

(e) In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral if Borrower fails to obtain insurance coverage as required by clause (c) above within ten (10) Business Days of receipt of notice from Agent of such failure, provided that if an Event of Default has occurred and is continuing and Agent, in its Permitted Discretion, believes such purchase must occur immediately, Agent may purchase insurance pursuant to this Section 4.4(e) without first notifying Borrower of such failure. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Agent and Agent will cooperate with such Borrower in this regard, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own; provided however, that Agent shall use its Permitted Discretion in selecting any such insurance policies.

Section 4.5 Compliance with Laws and Contracts. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and each of the contracts or other agreements to which it is a party, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base] (other than, in each case, any Permitted Lien).

Section 4.6 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, books and records which accurately reflect in all material respects its business affairs and transactions in accordance with GAAP. Each Credit Party will permit, at the sole cost of the applicable Credit Party, representatives of Agent (and representatives of any Lender who, at such Lender’s own cost, accompany the representatives of Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that (1) neither the Agent nor any of its representatives shall be entitled to take copies, extracts, or photos of any information that contains trade secrets, is subject to legal privilege, or is otherwise of strategic importance to the business of the Credit Parties, in each case, as determined by the Borrowers acting reasonably and in good faith and (2) excluding any such visits and inspections during the continuation of any Event of Default, (i) such inspections shall be coordinated through Agent so that (x) not more than one (1) such inspection described in this Section 4.6 shall occur in the calendar year ending December 31, 2021 and only one (1) such inspection in the calendar year ending December 31, 2021 shall be at the Borrowers’ cost, and (y) thereafter not more than two (2) such inspections described in this Section 4.6 shall occur in any calendar year and not more than (2) such visits during any calendar year shall be at the Borrower’s cost. Unless an Event of Default has occurred and is continuing, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party reasonable prior notice of such visits and inspections and such visits and inspections shall occur at reasonable times and intervals and during normal working hours.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the payment in full on the Closing Date of certain existing Debt and (b) for working capital needs and for operating expenditures, capital expenditures and general corporate purposes of Borrowers and their Subsidiaries, including the financing of Permitted Acquisitions and other Permitted Investments. No portion of the proceeds of the Loans will be used (x) for family, personal, agricultural or household use or (y) whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

Section 4.8 [Reserved.]

Section 4.9 Notices of Litigation and Defaults.

(a) Borrower Representative shall promptly (but in any event within five (5) Business Days) provide written notice to Agent (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which, if adversely determined, would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) upon a Responsible Officer of any Borrower becoming aware of the existence of any Default or Event of Default, (iii) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party which could reasonably be expected to have a Material Adverse Effect, (iv) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, and (v) of all returns, recoveries, disputes and claims that would reasonably be expected to result in liability of more than One Million Dollars ($1,000,000).    Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all material matters existing as of the Closing Date for which notice could be required under this Section 4.9(b).

(b) Borrower shall, and shall cause each Credit Party, to provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clause (a) above and any notice given in respect of a Regulatory Reporting Event. From the date hereof and continuing through the termination of this Agreement, Borrower shall, and shall cause each Credit Party to, make available to Agent, without expense to Agent, each Credit Party’s officers, employees and agents and books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to a Credit Party.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all applicable Environmental Laws and Healthcare Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each applicable Environmental Law and Healthcare Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Borrowers will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances; Joinder.

(a) Subject to the Affiliated Intercreditor Agreement, each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers (other than Restricted Foreign Subsidiaries) to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations, to the extent and within the time periods required by Section 4.11(c).

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Borrower shall provide Agent with at least ten (10) Business Days (or such shorter period as Agent may agree in its sole discretion) prior written notice of the creation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary. Within thirty (30) days (or such longer period as Agent may agree in its sole discretion) after the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to Agent, all of the outstanding shares of Equity Interests or other Equity Interests of such new Subsidiary (except to the extent constituting Excluded Property) owned directly or indirectly by any Borrower, along with, solely in the case of any certificated Equity Interests, undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than a Restricted Foreign Subsidiary) to take such other actions (including entering into or joining any Security Documents) as are necessary or as Agent may reasonably request from time to time in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to the Affiliated Intercreditor Agreement and Permitted Liens which have priority by operation of Law) on all Material Real Property and personal property (in the case of the perfection of the Liens granted, subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than Excluded Property), solely to the extent such first priority Liens are required to be granted on such assets pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than a Restricted Foreign Subsidiary) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than a Restricted Foreign Subsidiary) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”; it being agreed and acknowledged that the forms of any such documents provided to the Agent in respect of the Borrower pursuant to Article 7 (Conditions) shall be deemed satisfactory to Agent).

(d) If, at the end of any Defined Period (commencing with the Defined Period ending on the last day of the first full month after the Closing Date), Consolidated Net Revenue attributable solely to the Borrowers and Guarantors (and not, for the avoidance of doubt, to any Restricted Foreign Subsidiary) for such Defined Period is less than seventy-five percent (75%) of the aggregate Consolidated Net Revenue for such Defined Period, then Borrowers shall promptly (and in any event with thirty (30) days (or such longer period as Agent may agree in writing in its discretion) of the date on which financial statements were delivered in respect of such Defined Period pursuant to Section 4.1(a)) cause certain Restricted Foreign Subsidiaries designated by Agent, in its Permitted Discretion and in consultation with Borrower Representative, to become Credit Parties in accordance with the Joinder Requirements (as though such designated Subsidiaries were new Subsidiaries and no longer Restricted Foreign Subsidiaries) pursuant to documentation (including any foreign law governed documentation as may be necessary or reasonably desirable) such that, following such joinder, the Consolidated Net Revenue attributable solely to the Borrowers and Guarantors for such Defined Period is greater than or equal to seventy-five percent (75%) of the aggregate Consolidated Net Revenue for such Defined Period. Following any such joinder, such designated foreign Subsidiaries shall no longer be Restricted Foreign Subsidiary and shall be Credit Parties for all purposes hereunder and under the other Financing Documents and shall not be re-designated as Restricted Foreign Subsidiaries without Agent’s prior written consent (which may be given or withheld in its sole discretion).

Section 4.12 [Reserved].

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following solely after the occurrence and during the continuance of an Event of Default: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Borrowing Base Collateral Administration.

(a) A copy of all data and other information relating to Accounts shall at all times be kept by Borrowers, at their respective principal offices and shall not fail to be available at such principal offices without obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person; provided, that, the Borrower shall not be required to notify any Account Debtor pursuant to this clause (b) to the extent that such Account Debtor is already remitting payment to the Lockbox or a Lockbox Account. Upon the occurrence of an Event of Default that is continuing, Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.

(c) Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Agent reasonably requests, and Borrowers shall provide to Agent a written accounting of such physical count in form and substance reasonably satisfactory to Agent; provided, that, only one (1) such physical inventory count shall be required in the calendar year ending December 31, 2021.

(d) In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Collateral; provided that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than two (2) appraisals of the Collateral during any calendar year; provided, that, only one (1) such appraisal shall be required in the calendar year ending December 31, 2021.

Section 4.15 [Reserved].

Section 4.16 Intellectual Property and Licensing.

(a) Together with each Compliance Certificate required to be delivered pursuant to Section 4.1 with respect to the last month of a calendar quarter, to the extent (i) Borrower acquires and/or develops any new Registered Intellectual Property, (ii) Borrower enters into or becomes bound by any additional material in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement (other than over-the-counter software, software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business), or (iii) there occurs any other material change in Borrower’s Registered Intellectual Property, material in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19, together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information. With respect to any updates to Schedule 3.19 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.

(b) If Borrower obtains any Registered Intellectual Property (other than any foreign registered Intellectual Property constituting Excluded Perfection Assets), Borrower shall (together with the next Compliance Certificate required to be delivered pursuant to Section 4.1 with respect to the last month of a calendar quarter) notify Agent and execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property.

(c) Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets subject to Permitted Liens. Borrower shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Borrower shall at all times conduct its business without infringement or claim of infringement of any valid Intellectual Property rights of others, except for such infringements or claims thereof that could not reasonably be expected to have a Material Adverse Effect. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a material claim of infringement by Borrower on the Intellectual Property rights of others; and (iii) not allow any of Borrower’s Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Borrower shall not become a party to, nor become bound by, any material license that is exclusive (in whole or in part) with respect to which Borrower is the licensee (other than in-bound licenses of over-the-counter software and other software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property.

Section 4.17 Regulatory Covenants. Except where failure to do so would not be reasonably expected to have a Material Adverse Effect:

(a) Borrowers shall have, and shall ensure that it and each of its Subsidiaries has, each necessary Permit and other material rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Borrower and Borrowers shall take such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit. Borrowers shall ensure that all such necessary Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Permits;

(b) In connection with the development, testing, manufacture, marketing or sale of each and any material Product by any Borrower, each Borrower shall have obtained and comply in all material respects with all material Regulatory Required Permits at all times issued or required to be issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Borrower as such activities are at any such time being conducted by such Borrower; and

(c) Borrowers will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, material Permit renewals and reports required by applicable Healthcare Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect).

ARTICLE 5 - NEGATIVE COVENANTS

Each Borrower agrees that:

Section 5.1 Debt; Contingent Obligations.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.

(b) No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents and the Affiliated Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Affiliated Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary, in each case under this Section 5.4 other than (1) customary restrictions and conditions contained in agreements relating to the sale of assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (2) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (3) customary anti-assignment provisions contained in leases, licenses, contracts and other agreements to the extent not otherwise prohibited under the terms of this Agreement, and (4) restrictions existing on the Closing Date and expressly set forth on Schedule 5.4 on the Closing Date.

Section 5.5 Payments and Modifications of Subordinated Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and permitted under the Subordination Agreement;

(b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement;

(c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and permitted under the subordination provisions applicable thereto; or

(d) amend or otherwise modify the terms of any such Debt, except for amendments or modifications made in full compliance with the subordination provisions applicable thereto (including in the applicable Subordination Agreement).

Section 5.6 Consolidations, Mergers and Sales of Assets;. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Borrowers so long as in any consolidation or merger involving Paragon 28, Inc., Paragon 28, Inc. is the surviving entity, (ii) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Subsidiaries that are not Credit Parties, (v) any consolidation or merger between a non-Credit Party Subsidiary and a Credit Party so long as such Credit Party is the surviving entity and for any consolidation or merger involving Paragon 28, Inc., Paragon 28, Inc. is the surviving entity and (vi) consolidations or mergers in connection with any Permitted Acquisition so long as in any merger or consolidation involving a Borrower or Guarantor, such Borrower or Guarantor, as applicable, is the surviving entity and for any consolidation or merger involving Paragon 28, Inc., Paragon 28, Inc. is the surviving entity; or

(b) except mergers or consolidations otherwise expressly permitted by clause (a) above, make or consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire, make, own, hold or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments;

(b) without limiting clause (a) above, acquire any other assets (other than Permitted Investments) except (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied, or (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;

(c) engage in or establish any joint venture with any other Person (other than Permitted Investments made pursuant to clause (o) of the definition thereof); or

(d) without limiting the foregoing, no Borrower shall, nor will any Borrower permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8 Transactions with Affiliates. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower or any Subsidiary thereof, except for (a) transaction disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business, and, in each case, which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, (c) transactions among Credit Parties and Subsidiaries that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt to investors and (ii) issuance of other equity securities, in each case, not otherwise in contravention of this Agreement, and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business).

Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 [Reserved].

Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related, complementary or incidental thereto. No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12 [Reserved.]

Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts.

(a) Subject to Section 7.4, no Borrower will, or will permit any Credit Party to, directly or indirectly, establish any new Deposit Account or Securities Account unless such Borrower or such other Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement within thirty (30) days after the establishment of such Deposit Account or Securities Account (or such later date as Agent may agree in its Permitted Discretion); provided, that no funds in excess of $500,000 shall be held or maintained in such new Deposit Accounts or Securities Accounts, in the aggregate, until such time as such Borrower or such other Credit Party and the bank, financial institution or securities intermediary at which the account opened have entered into a Deposit Account Control Agreement or Securities Account Control Agreement with respect to such account.

(b) Borrowers represent and warrant that Schedule 5.14 (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date and as of the date on which each Compliance Certificate is delivered. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Excluded Accounts.

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16 Change in Accounting. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (b) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party.

Section 5.17 Investment Company Act. No Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.

Section 5.18 Restricted Foreign Subsidiaries.

(a) Borrower shall not, at any time, permit the total amount of cash and Cash Equivalents held by Restricted Foreign Subsidiaries (collectively) to exceed 30% of the total, consolidated amount of cash and Cash Equivalents held by Borrowers and their Consolidated Subsidiaries, in the aggregate, at such time.

(b) No Credit Party shall make any Asset Disposition to or Investment in any Restricted Foreign Subsidiary other than (x) Investments of cash and Cash Equivalents permitted to be made pursuant to clauses (i) and (j) of the definition of “Permitted Investment” and (y) Asset Dispositions of inventory from Paragon 28, Inc. to Paragon Ireland to the extent permitted pursuant to clause (e)(iv) of the definition of Permitted Asset Dispositions.

(c) No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party and (ii) no Credit Party will permit any Restricted Foreign Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party.

(d) Borrower shall not transfer to or permit any Restricted Foreign Subsidiary to own, or have an exclusive license in respect of, any Material Intangible Assets except to the extent such Material Intangible Assets are owned or licensed by a Restricted Foreign Subsidiary at the time it is acquired by the Credit Parties pursuant to a Permitted Acquisition.

Section 5.19 [Reserved].

Section 5.20 Agreements Regarding Receivables. No Borrower may backdate, postdate or redate any of its invoices with respect to Eligible Accounts, except to the extent required to correct any clerical errors or otherwise as consented to in advance by Agent in its Permitted Discretion. No Borrower may make any sales on extended dating or credit terms with respect to Eligible Accounts beyond that customary in such Borrower’s industry or in the Ordinary Course of Business or otherwise consented to in advance by Agent in its Permitted Discretion. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower’s learning thereof, in the event any Eligible Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility. Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Borrower, and such Borrower will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent’s consent, (a) grant any discount, credit or allowance in respect of its Eligible Accounts, which is outside the Ordinary Course of Business, or (b) grant any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account. Nothing permitted by this Section 5.20, however, may be construed to alter in any the criteria for Eligible Accounts, Eligible Equipment or Eligible Inventory provided in Section 1.1.

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1 Minimum Net Product Sales. Borrowers shall not permit their consolidated Net Product Sales for any applicable Defined Period, as tested monthly on the last day of the applicable Defined Period (commencing with the Defined Period ending on the last day of the first full calendar month after the Closing Date), to be less than the Minimum Net Product Sales Threshold for such Defined Period. For the avoidance of doubt, in no event shall any Net Product Sales attributable to any entity or assets acquired pursuant to or in connection with a Permitted Acquisition and that was received or accrued prior to the date of such Permitted Acquisition be counted for purposes of determining Borrower’s compliance with the financial covenant set forth in Section 6.1.

Section 6.2 Minimum Consolidated EBITDA. Borrowers shall not permit Consolidated EBITDA for any applicable Defined Period, as tested monthly on the last day of such Defined Period (commencing with the Defined Period ending on the last day of the first full calendar month after the Closing Date), to be less than Seven Million Dollars ($7,000,000).

Section 6.3 Evidence of Compliance. Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (a) the cash and Cash Equivalents of Borrowers and Borrowers and their Consolidated Subsidiaries as of the close of business on the date that is five (5) Business Days prior to the date on which the Compliance Certificate is delivered, (b) Borrowers’ compliance with the covenants in this Article, and (c) that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (x) a statement and report detailing Borrowers’ calculations, and (y) if reasonably requested by Agent, back-up documentation (including, without limitation, bank statements (which may be redacted, as necessary, to protect confidential account information), invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.

ARTICLE 7 - CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a) the receipt by Agent of executed counterparts of this Agreement, the other Financing Documents and the Affiliated Financing Documents;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) since December 31, 2019, the absence of any material adverse change in any aspect of the business, operations, properties, or financial condition of any Credit Party, or any event or condition which would reasonably be expected to result in such a material adverse change; and

(d) the receipt of the initial Borrowing Base Certificate, prepared as of March 31, 2021.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans on the Closing Date), is subject to the satisfaction of the following additional conditions, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a) receipt by Agent of a Notice of Borrowing;

(b) receipt by Agent of an updated Borrowing Base Certificate, which updated Borrowing Base Certificate shall include: (i) (x) with respect to any borrowing where, after giving effect thereto, Borrower has at least $5,000,000 of remaining Revolving Loan Availability, an aged listings of accounts receivable and accounts payable (by invoice date) as set forth in the Borrowing Base Certificate most recently delivered pursuant Section 4.1(j) and a roll forward calculation (i.e. rolled forward since the month-end date set forth in the Borrowing Base Certificate most recently delivered pursuant to Section 4.1(j)) of availability based on Borrower’s revenue and cash receipts as of the date that is two (2) Business Days prior to the date of the proposed borrowing and (y) with respect to any borrowing where, after giving effect thereto, Borrower has less than $5,000,000 of remaining Revolving Loan Availability, an aged listings of accounts receivable and accounts payable (by invoice date) as of the date that is two (2) Business Days prior to the date of the proposed borrowing, and (ii) a listing of Equipment and Inventory as set forth in the Borrowing Base Certificate most recently delivered pursuant Section 4.1(j);

(c) the fact that, immediately after such borrowing and after application of the proceeds thereof, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(d) the fact that, immediately before and after such advance, no Default or Event of Default shall have occurred and be continuing;

(e) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific earlier date in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(f) No judgments or orders for the payment of money, fines or penalties have been entered or imposed against a Credit Party by a court of competent jurisdiction or other Governmental Authority in excess of $1,000,000 (regardless of whether such judgment or order is appealable or otherwise final) unless such Credit Party has (i) paid or otherwise discharged such judgment or order, (ii) posted an appeal bond with respect to the full amount of the judgment and otherwise in accordance with the terms of this Agreement, or (iii) placed an amount of cash and Cash Equivalents equal to or greater than the amount of such judgment or order in escrow on customary terms; and

(g) Since December 31, 2019, there has been (a) no material adverse change in the business, operations, properties, or financial condition of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect;

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its Permitted Discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized. Notwithstanding anything to the contrary herein, after the Closing Date, Borrowers shall not be liable for the expenses associated with such searches conducted more than once during each twelve month period unless an Event of Default has occurred and is continuing.

Section 7.4 Post-Closing Requirements. Unless Agent shall otherwise consent, Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

ARTICLE 8 – [RESERVED]

ARTICLE 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Borrower hereby assigns, grants and pledges to Agent, for the ratable benefit of itself and the Lenders a continuing Lien on and security interest in, upon, and to the property set forth on Schedule 9.1 attached hereto and made a part hereof.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all such Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements, (iii) in the case of Letter-of-Credit Rights that are not Supporting Obligations of Collateral, the execution of a contractual obligation granting control to Agent over such Letter-of-Credit Rights, (iv) in the case of Electronic Chattel Paper, the completion of all steps necessary to grant control to Agent over such Electronic Chattel Paper, (v) in the case of all certificated stock, debt instruments and Investment Property, the delivery thereof to Agent of such certificated stock, debt instruments and Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all Investment Property not in certificated form, the execution of control agreements with respect to such Investment Property and (vii) in the case of all other Instruments and Tangible Chattel Paper that are not certificated stock, debt instruments or Investment Property, the delivery thereof to Agent of such Instruments and Tangible Chattel Paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens.

(b) (i) Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) Schedule 9.2(b) (as updated by each Compliance Certificate required to be delivered pursuant to Section 4.1 with respect to the last month of each calendar quarter) sets forth all of the addresses (including all warehouses) at which any of the Inventory or Equipment with a fair market value in excess of $1,000,000 is located and/or books and records of Borrowers regarding any Collateral are kept, which such Schedule 9.2(b) indicates in each case which Borrower(s) have Inventory or Equipment with a fair market value in excess of $1,000,000 and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrower(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC and any consents or approvals required under federal or state securities laws in connection with any sale of any portion of Collateral consisting of securities under such laws, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC.

(d) As of the Closing Date, except as set forth on Schedule 9.2(d), no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), Letter-of-Credit Rights, Commercial Tort Claims, Instruments, Documents or Investment Property (in each case, other than Excluded Perfection Assets or Equity Interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4), and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property, in each case, other than Excluded Perfection Assets). Subject to the terms of the Affiliated Intercreditor Agreement, no Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(e) Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Borrower organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof, or (iii) change its chief executive office, principal place of business, or the location of its books and records concerning the Collateral or move any Equipment with a fair market value in excess of $1,000,000 to or place any Equipment constituting Collateral with a fair market value in excess of $1,000,000 on any location that is not then listed on the Schedules (other than Collateral that is in transit or out for repair).

(f) Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Subject to the terms and conditions of the Affiliated Intercreditor Agreement, Borrowers shall deliver to Agent all Tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets or Excluded Property) owned by any Borrower and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all Electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper (other than Excluded Perfection Assets). Upon the reasonable request of Agent, Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and Documents (other than Excluded Perfection Assets) with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper and such Instruments and Documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii) Upon request of Agent, Borrowers shall deliver to Agent all Letters of Credit (other than Excluded Perfection Assets or Excluded Property) on which any Borrower is the beneficiary and which give rise to Letter-of-Credit-Rights owned by such Borrower in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Except with respect to Excluded Perfection Assets, upon request of Agent, Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such Letter-of-Credit-Rights in a manner reasonably acceptable to Agent.

(iii) Borrowers shall promptly (but in any event not later than the delivery of the next Compliance Certificate required pursuant to Section 4.1 above) advise Agent upon any Borrower becoming aware that it has any interests in any Commercial Tort Claim (other than Excluded Perfection Assets or Excluded Property), which such notice shall include descriptions of the events and circumstances giving rise to such Commercial Tort Claim and the dates such events and circumstances occurred, if available, the potential defendants with respect to such Commercial Tort Claim and any court proceedings that have been instituted with respect to such Commercial Tort Claims, and Borrowers shall, with respect to any such Commercial Tort Claim, execute and deliver to Agent such documents as Agent shall request to perfect the Liens, rights and remedies of Agent with respect to any such Commercial Tort Claim.

(iv) Upon the written request of Agent, Borrowers shall use commercially reasonable efforts to obtain a landlord’s agreement, or bailee agreement, as applicable, from the lessor of each leased property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Borrower’s chief executive office or (b) where (i) any portion of the Collateral included in or proposed to be included in the Borrowing Base, or (ii) any portion of the Collateral with a value in excess of $1,000,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. In no event shall Credit Parties maintain tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business and Inventory held by Paragon Ireland (in Ireland) in the Ordinary Course of Business for purposes of ultimate sale to third parties outside of the United States) with a value in excess of $1,000,000 outside of the United States without Agent’s prior consent.

(v) Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired or words with similar effect), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vi) As of the Closing Date, no Borrower holds, and, after the Closing Date, Borrowers shall promptly (but in any event not later than the delivery of the next Compliance Certificate required pursuant to Section 4.1 above) notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority in excess of $1,000,000 individually or the aggregate with all other such claims, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the reasonable request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may reasonably request, to comply with any such applicable Law; provided, however, the requirement to comply with the Federal Assignment of Claims Act or any similar statute, shall be limited to the obligation of the applicable Credit Parties to execute and deliver to Agent such forms as necessary to comply with the Federal Assignment of Claims Act or any similar statute (but for the avoidance of doubt, shall not require that such Credit Parties obtain the signatures from any Governmental Authority).

(vii) Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(h) Any obligation of any Credit Party in this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral (including any endorsements related thereto) to, or the possession of Collateral with, Agent shall be deemed to have complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession of Collateral is with, the Affiliated Financing Agent.

ARTICLE 10 EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and, with respect to any such payment other than principal or interest, such failure shall continue for 3 Business Days after the date such amount was due, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 2.11, Section 4.1, Section 4.2(b), Section 4.6, Section 4.9, Section 4.11, Section 4.16, Section 4.17, Article 5, Article 6 or Section 7.4;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within twenty (20) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of the Borrower or any other Credit Party of such default; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrowers be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time (not to exceed the end of the twenty (20) day additional period), then Borrowers shall have an additional period (which period shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such additional twenty (20) day period the failure of Borrowers to cure the default shall not be deemed an Event of Default (but no Loans shall be made during such period until such default is cured);

(c) any written representation, warranty, certification or statement made by any Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), after the expiry of any applicable grace period, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $2,500,000 to become or be declared due prior to its stated maturity, or (ii) without limiting the foregoing, the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment or mandatory redemption of any Subordinated Debt;

(e) any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that would reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000;

(h) there is entered against any Credit Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 30 days from the entry or issuance thereof;

(i) except as a result of any action or inaction of Agent or any Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(j) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k) an event of default occurs under any Guarantee of any portion of the Obligations;

(l) the occurrence of a Change in Control;

(m) if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(n) the occurrence or existence of any Material Adverse Effect if, at any time such a Material Adverse Effect occurs or exists, (i) Lenders have made Term Loans in excess of $10,000,000, and (ii) Borrowers have less than $10,000,000 of Borrower Unrestricted Cash;

(o) there shall occur any Event of Default under the Affiliated Financing Documents (as defined therein);

(p) [Reserved]; or

(q) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Revolving Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law, including, without limitation:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v) the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including documented out-of-pocket attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the

Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, solely for the purpose of carrying out the terms of this Agreement, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked but shall be terminated upon final payment in full of all Obligations (other than contingent obligations for which no claim has been made) and termination of this Agreement.

(d) For the purposes of enabling Agent to exercise rights and remedies under the Financing Documents, upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4 [Reserved.]

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations (other than contingent obligations for which no claim has been made); except that no Lender shall exercise any such right (1) in respect of Excluded Accounts or (2) without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s

Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Subject to the terms of the Affiliated Intercreditor Agreement, following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c) Notwithstanding anything to the contrary contained in this Agreement, subject to the terms of the Affiliated Intercreditor Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof; provided, that, Borrowers shall be third party beneficiaries of Section 11.9, Section 11.12,    Section 11.16 and Section 11.17. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

Section 11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. (a) Lenders hereby direct and irrevocably authorize Agent to release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in cash in full of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made) in accordance with Section 2.12; (ii) constituting property sold or disposed of as part of or in connection with any disposition to a non-Credit Party permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); or (iii) to the extent such Lien is on property owned by a Guarantor and such Guarantor is released from its obligations under the applicable Guarantee and (b) Lenders hereby authorize Agent, in Agent’s Permitted Discretion, to subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.    Upon reasonable request of Borrowers, Agent shall execute and deliver and/or authorize the filing of all documents, in each case in form and substance reasonably satisfactory to Agent, to evidence such termination or release and to deliver to Borrowers any such Collateral held by Agent hereunder.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Approved Fund, or (ii) any Eligible Assignee to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall be an Eligible Assignee. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which successor Agent shall be an Eligible Assignee; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13 Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii) On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv) On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v) It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) [Reserved.]

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated rate of interest) of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the

Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”); provided that, notwithstanding anything else to the contrary provided herein, so long as no Event of Default has occurred and is continuing pursuant to Section 10.1(a)(i), 10.1(e) or 10.1(f), no Lender may sell participating interests in its Loan, commitments or other interests hereunder to any Disqualified Person without the written consent of the Borrower Representative. In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Lender under clause (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d) Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(e) To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

ARTICLE 12 - MISCELLANEOUS

Section 12.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6 Confidentiality.

(a) Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to each Credit Party’s current and prospective acquirors and the Credit Parties’ direct and indirect equityholders, and its and their respective attorneys, advisors, directors, managers and officers on a need-to-know basis or as otherwise may be required by law, subpoena, judicial order or similar order or in connection with any litigation) without Agent’s prior written consent, and (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions, in each case within the foregoing clauses (i) and (ii), without limiting the Credit Parties’ and their direct and indirect equityholders’ right to incorporate any terms of the Financing Documents into their financial statements and other financial materials.

(b) Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, but solely for use by such prospective transferee or purchaser to evaluate such interest in the making of such transfer or purchase; provided, however, that any such Persons are bound by obligations of confidentiality similar to or more stringent than this Section 12.6, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, provided that all participants have agreed to keep such information confidential (subject to customary exceptions), and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization who have agreed to keep such information confidential (subject to customary exceptions). For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.9 WAIVER OF JURY TRIAL.

(a) EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(b) In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 12.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.    In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.

Section 12.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 12.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14 Expenses; Indemnity

(a) Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Borrowers hereby agree to promptly pay (i) all reasonable and documented costs and expenses of Agent, including, without limitation, the fees, reasonable and documented costs and expenses of counsel to, and independent appraisers and consultants retained by Agent subject to the limitations set forth herein (but limited, in the case of legal fees and expenses, to the reasonable, documented and out-of-pocket fees, costs and expenses of one (1) primary external counsel to the Agent and the Lenders collectively (and, to the extent reasonably necessary, one (1) local external counsel to such Persons collectively in each relevant jurisdiction, one (1) regulatory counsel, and, in the case of an actual or perceived conflict of interest, one (1) additional counsel)) retained by Agent), in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented costs and expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Financing Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral; (iii) without limitation of the preceding clause (i), all documented costs and expenses of Agent in connection with (A) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and (B) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable and documented costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all documented costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b) Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of a single primary external counsel, one (1) local counsel in each relevant jurisdiction, and one (1) regulatory counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 12.14(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(d) Each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.

Section 12.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.16 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.17 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

Section 12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed on the day and year first above mentioned.

BORROWERS:	PARAGON 28, INC.

	By:	/s/ Stephen M. Deitsch
	Name:	Steve Deitsch
	Title:	Chief Financial Officer

Address:

14445 Grasslands Drive
Englewood, CO 80112

Attn:	Steve Deitsch

Facsimile:	***

E-Mail:	***

AGENT:
MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
	Attn:	Account Manager for Paragon 28 transaction
Facsimile: ***
E-mail: ***

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
	Attn:	General Counsel
Facsimile: ***
E-mail: ***

Payment Account Designation:

***

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
	Attn:	Account Manager for Paragon 28 transaction
Facsimile: ***
E-mail: ***

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
	Attn:	General Counsel
Facsimile: ***
E-mail: ***

LENDER:	APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., as Advisor

By: ACC Management, LLC, as its General Partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

Address:

Apollo Investment Corporation
9 West 57th Street, 37th Floor
New York, New York 10019
Attn: Howard Widra
E-mail: ***

with a copy to:

Apollo Investment Corporation
730 Fifth Avenue, 11th Floor
New York, New York 10019
Attn: Sheriff Ibrahim, Jonathan Krain
Facsimile: ***
E-mail: ***

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	Borrowing Base Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of U.S. Tax Compliance Certificate
Exhibit E-2	Form of U.S. Tax Compliance Certificate
Exhibit E-3	Form of U.S. Tax Compliance Certificate
Exhibit E-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Closing Checklist
Exhibit G	Form of Assignment Agreement

SCHEDULES

Schedule 2.1	[Reserved]
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property and License Agreements
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 4.17	Products and Regulatory Required Permits
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.4	Restrictive Agreements
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 6.1	Minimum Net Product Sales
Schedule 7.4	Post-Closing Requirements
Schedule 9.1	Collateral
Schedule 9.2(b)	Collateral Information
Schedule 9.2(d)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property